Exhibit 99.1

Sierra Income Corporation Breaks Escrow and Invests Initial Capital

New York, NY (May 22, 2012) – Sierra Income Corporation (“Sierra” or the “Company”), today announced that on April 17, 2012, the Company successfully reached the minimum escrow requirement and officially commenced its operations. As previously reported in the Company’s final prospectus, filed with the Securities and Exchange Commission on April 19, 2012, and in an effort to align itself with future shareholders, SIC Advisors, LLC, the Company’s investment advisor, has invested $10.0 million in the Company.

Sierra is a non-traded business development company focused on originating and acquiring senior secured debt, second lien debt and, to a lesser extent, subordinated debt of private U.S. companies. Shares of Sierra are distributed through SC Distributors, LLC, a FINRA/SIPC member and the affiliated dealer manager of the offering.

Sierra commenced its operations and has invested $9.7 million across 11 transactions, the details of which are listed below.

Company	Sector	Security Type	Maturity	Interest Rate*	Principal Amount ($’MM)
Integra Telecom, Inc.	Communications	Senior Secured Bond	04/15/16	10.75%	$0.75
IDQ Holdings, Inc.	Automotive	Senior Secured Bond	04/01/17	11.50%	1.00
EarthLink, Inc.	Communications	Senior Secured Bond	04/01/16	10.50%	1.00
Tempel Steel Company	Industrial	Senior Secured Bond	08/15/16	12.00%	1.00
Satmex Mexicanos, S.A. de C.V.	Communications	Senior Secured Bond	05/15/17	9.50%	1.00
Mohegan Tribal Gaming Authority	Gaming	Senior Secured Bond	11/01/17	11.50%	1.00
The Great Atlantic & Pacific Company, Inc.	Retail	Senior First Lien Loan	03/13/17	11.00%	0.95
Maxim Crane Works Holdings, Inc.	Industrial	Senior Secured Bond	04/15/15	12.25%	1.00
Welocalize, Inc.	Business Services	Senior First Lien Loan	11/19/15	10.50%	1.00
Plato Learning, Inc.	Education	Senior First Lien Loan	3/27/18	7.50%	0.50
Travelport LLC	Business Services	Senior Second Lien Loan	11/22/15	11.00%	0.50

*	Based on a 3-Month Libor rate at market close on 05/11/12 of 0.47.

“In addition to purchasing existing debt, we believe we can create additional value and enhance return potential for shareholders by originating private debt investments,” stated Seth Taube, Chief Executive Officer of the Company. “Our advisor has access to a robust pipeline of opportunities and is often sought out as a preferred partner, both by portfolio companies and other financing providers” continued Mr. Taube.

About Sierra Income Corporation

Sierra is a non-traded, externally managed, non-diversified closed end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. The Company invests primarily in senior secured debt, second lien debt and, to a lesser extent, subordinated debt of U.S. small and middle market companies with enterprise values ranging from approximately $50 million to $4 billion. Sierra’s investment activities are managed by its investment adviser, SIC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

About SIC Advisors LLC

SIC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7-50 million. Medley supports acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Richard Allorto

Chief Financial Officer

212-759-0777